News Release

Investor Contact:

Niels Christensen, 215-986-6651
Niels.christensen@unisys.com

Media Contact:
Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com


UNISYS ELECTS NATHANIEL A. DAVIS TO BOARD OF DIRECTORS

BLUE BELL, Pa., December 8, 2011 - Unisys Corporation (NYSE: UIS) announced today that Nathaniel A. Davis has been elected to the Unisys Board of Directors and appointed to the Nominating and Corporate Governance Committee of the Board.

Davis serves as managing director of the RANND Advisory Group, a business consulting group that advises software, technology, media and venture capital firms. From 2007 to 2008 he was president and CEO of XM Satellite Radio, a provider of direct satellite radio broadcasts in the U.S., and from 2006 to 2007, its president and chief operating officer. Prior to that, he was president and chief operating officer of XO Communications (formerly Nextlink Communications) from 2000 to 2003. He has also held senior management roles at Nextel Communications and MCI Communications. He began his career at AT&T.

"We are pleased to have Nate Davis join the Unisys Board," said Unisys Chairman and Chief Executive Officer Ed Coleman. "His managerial and operational expertise, as well as his extensive experience in the communications industry, will be valuable additions to the Board as we continue our work to strengthen the company's competitive and financial profile in a changing IT industry."

Davis also serves as a director of K12 Inc. and a trustee of the RLJ Lodging Trust.

About Unisys
Unisys is a worldwide information technology company. We provide a portfolio of IT services, software, and technology that solves critical problems for clients. We specialize in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, we bring together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. With approximately 23,000 employees, Unisys serves commercial organizations and government agencies throughout the world. For more information, visit www.unisys.com.
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RELEASE NO.: 0616/9049

Unisys is a registered trademark of Unisys Corporation. All other brands and
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